                                                                    EXHIBIT 99.1

                                               Financial Contact: Joel Kimbrough
                                                                    901.385.3621
                                        Investor Relations Contact: Kerry Finney
                                                                    901.381.7442


For Immediate Release

ACCREDO HEALTH, INC. ANNOUNCES RECORD FOURTH QUARTER RESULTS

Memphis, TN, September 4, 2003 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported record results for the quarter ended June 30, 2003. Revenues for the quarter increased 75% to $329,056,000 compared to $188,242,000 for the same period in fiscal 2002. Net income for the quarter increased 125% to $17,239,000, or $0.36 per diluted share, compared to $7,678,000, or $0.18 per diluted share, for the same period in fiscal 2002. For the year, revenues increased 110% to $1,373,336,000 compared to $653,573,000 in fiscal 2002. For the year, net income was $29,535,000, or $0.61 per diluted share, compared to $29,760,000, or $0.73 per diluted share, in fiscal 2002.

Net income for the year ended June 30, 2003 includes a charge of $58.5 million ($35.7 million after tax) that was recorded in the third quarter to increase the allowance for doubtful accounts related to the accounts receivable of the SPS division, which the Company acquired on June 13, 2002. This charge reduced net income for the year by $35.7 million and earnings per diluted share by $0.74. Excluding this charge, net earnings for the year were $65,235,000, or $1.35 per diluted share. The Company has decided to present non-GAAP net earnings and net earnings per diluted share to give investors a means of understanding the Company's operating performance for the year ended June 30, 2003 before giving effect to the impact of the charge related to the increase in the allowance for doubtful accounts. The attached financial statements include a reconciliation between this non-GAAP earnings information and the Company's net income and diluted earnings per share computed in accordance with GAAP.

For revenue recognition purposes, prior to April 1, 2003, management considered the delivery criteria of Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 101 to have been met when product was shipped to its patients and the Company had no further obligation related to such product. Management has now determined that the delivery criteria are met when the product has been delivered to the patient (which typically occurs one day after shipment), and the Company has no further obligation related to such product. The recognition of revenue upon delivery of the product is a timing issue and does not impact the amount of revenue to be recorded over time. Therefore, the Company will recognize approximately $9.8 million of net revenue for product shipped on June 30, 2003 as revenue on July 1, 2003. The impact of recognizing the revenue when the product is delivered to the patient is reflected in the quarterly and annual results discussed above. The impact on the first three quarters of fiscal 2003 is more fully discussed in "Q1" of the questions and answers section below.

The financial information contained herein is unaudited. The audit will not be complete until the Company files its report on form 10-K with the SEC, which is due September 29, 2003. Accordingly, the financial information included in this press release is subject to change pending the completion of the audit by the Company's new auditor, Deloitte & Touche LLP.

David D. Stevens, Accredo's chairman and chief executive officer commented, "The quarter was very encouraging as we gained momentum from renewed sales growth while expanding our portfolio of major retail products. Our sales force's efforts showed improvement in the number of new patient referrals over the preceding quarter. In addition, we have added five new products since the March quarter, expanding our product portfolio from fourteen to nineteen. With these developments, we believe that Accredo is well positioned to restore its growth status as we move into a new fiscal year."

Joel Kimbrough, Accredo's chief financial officer, added, "We are pleased with the continued improvement in our gross profit margin, which increased to 22.2% in the fourth quarter of fiscal 2003 compared to 18.6% in the same quarter last year. We are also pleased to report that cash flow from operations improved to $72.3 million in fiscal 2003 compared to $34.1 million in fiscal 2002."

Mr. Kimbrough continued, "We are pleased with the continued revenue growth and the addition of the new products to our product portfolio. Although we anticipate that our revenues and earnings will be impacted by a reduction in the hemophilia reimbursement rates by Medicare and MediCal proposed to be effective January 1, 2004, we are increasing our previously announced fiscal year 2004 revenues and earnings estimates. We estimate that for our fiscal year ending June 30, 2004, we will achieve revenues in the $1.49 billion to $1.54 billion range and diluted earnings per share within a range of $1.54 to $1.59. We had previously provided estimates for fiscal 2004 of $1.475 billion to $1.525 billion in revenues and $1.53 to $1.58 in diluted earnings per share. These estimates assume no new indications for current product lines, potential new product lines or future acquisitions. Excluding the fiscal 2003 revenues from Bio-Technology General Corp.'s products Oxandrin(R) and Delatestryl(R), which we are now distributing on a consignment basis, the fiscal 2004 revenues estimate represents a 13% to 17% increase."

IN ADDITION TO THE PREVIOUS DISCUSSIONS, WE ARE PROVIDING THE FOLLOWING QUESTIONS AND ANSWERS RELATED TO OUR OPERATING RESULTS AND OUR ON-GOING
BUSINESS:

Q1) WHAT WAS THE IMPACT OF THE TIMING OF RECORDING REVENUES WHEN PRODUCT IS DELIVERED ON THE FISCAL 2003 QUARTERLY RESULTS?

A1) The impact on the first and third quarters is a decrease in revenues and earnings and the impact on the second quarter is an increase in revenues and earnings. The following table details the previously reported and restated revenues, net income (loss) and earnings (loss) per share information (amounts in thousands, except share data).


                            Quarter Ended September 30, 2002     Quarter Ended December 31, 2002      Quarter Ended March 31, 2003
                              As Previously                       As Previously                       As Previously
                               Reported        As Restated          Reported        As Restated         Reported       As Restated
                            ---------------    -------------     --------------    -------------      -------------    -----------
Revenues                        $321,765         $316,661            $364,402        $369,506            $366,569        $358,113

Net income (loss)               $ 13,970         $ 13,463            $ 17,049        $ 17,556            $(17,769)       $(18,723)

Earnings (loss) per share:
   Basic                        $   0.30         $   0.29            $   0.36        $   0.37            $  (0.37)       $  (0.39)
   Diluted                      $   0.29         $   0.28            $   0.35        $   0.36            $  (0.37)       $  (0.39)




The quarterly data included in the annual report on form 10-K for fiscal 2003 and the future quarterly reports on form 10-Q will include the restated amounts. The fiscal 2001 and 2002 results are not materially affected.

Q2) WHY DID GROSS PROFIT MARGINS IMPROVE TO 22.2% IN THE JUNE 2003 QUARTER COMPARED TO 18.6% ACHIEVED IN THE SAME QUARTER LAST YEAR AND TO THE 20.8% GENERATED IN THE MARCH 2003 QUARTER?

A2) For the June 2003 quarter, gross profit margins improved to 22.2% compared to 18.6% in the same quarter last year. The improvement is primarily the result of product mix changes. We derived a larger percentage of our revenues from higher margin products in the June quarter when compared to the same quarter last year. We also experienced a 140 basis point improvement in gross profit margin from 20.8% in the March quarter to 22.2% in the June quarter. The improvement in gross profit margin is also primarily attributable to product mix changes including the reduction in revenue from the seasonal drug Synagis(R).

Q3) WHY WERE GENERAL AND ADMINISTRATIVE EXPENSES 9.9% OF REVENUE IN THE JUNE 2003 QUARTER COMPARED TO 7.7% IN THE SAME QUARTER LAST YEAR? WHY DID IT INCREASE FROM THE 9.2% REPORTED IN THE MARCH 2003 QUARTER? WHAT IS THE OUTLOOK IN FUTURE QUARTERS?

A3) The general and administrative expenses increased to 9.9% in the June 2003 quarter from 7.7% in the same quarter last year primarily as a result of product mix changes. Our higher margin products, which were a larger percentage of our total revenues in the June 2003 quarter, have higher general and administrative expenses than many of the other product lines we distribute. The increase in G&A expenses from 9.2% in the March 2003 quarter to 9.9% in the June 2003 quarter is due to the decrease in revenues from the seasonal drug Synagis(R), which are primarily generated in our December and March quarters. The first and second quarters of fiscal 2004 will be impacted by additional start-up general and administrative expenses related to the launch of Xolair(R) and the 2004 Synagis(R) season.

Q4) WHY WAS BAD DEBT EXPENSE 2.1% OF REVENUE COMPARED TO 1.1% IN THE SAME QUARTER LAST YEAR?

A4) The increase in bad debts as a percentage of revenues is primarily due to an increase in the percentage of our revenues that were reimbursed by major medical benefit plans versus prescription card benefits. The change in revenue mix is due to the SPS acquisition. The majority of the reimbursement provided by major medical benefit plans are subject to much higher co-payment and deductible amounts resulting in higher bad debts.

As previously announced, the Company's conference call to discuss the fourth quarter results is scheduled for Thursday, September 4, 2003, at 9:00 a.m. CDT. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CDT on September 4, 2003. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. The replay of the call be available until September 28, 2003 at 5:00 p.m. CDT. To access the replay call, dial 402-220-2491 and enter the code 18217515. The Internet playback option will be available until September 3, 2004. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting

FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading "Risk Factors" made in Accredo's Quarterly Report on Form 10-Q for its quarter ended March 31, 2003.

                          ACCREDO HEALTH, INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             (UNAUDITED)                                (UNAUDITED)
                                                              YEAR ENDED                             THREE MONTHS ENDED
                                                               JUNE 30,                                   JUNE 30,
                                                        2003                 2002                2003                    2002
                                                    ------------         ------------         ------------         ------------
Net patient revenues                                $  1,337,414         $    633,249         $    321,738         $    181,841
Other revenue                                             33,982               18,257                6,723                5,779
Equity in net income of joint ventures                     1,940                2,067                  595                  622
                                                    ------------         ------------         ------------         ------------
Total revenues                                         1,373,336              653,573              329,056              188,242
Cost of sales                                          1,086,334              544,902              256,132              153,136
                                                    ------------         ------------         ------------         ------------
Gross profit                                             287,002              108,671               72,924               35,106

General & administrative                                 129,803               45,571               32,629               14,417
Bad debts (1)                                             87,418                5,833                7,073                2,007
Restructuring charge                                          --                3,893                   --                3,893
Depreciation and amortization                             11,906                3,675                3,248                1,306
                                                    ------------         ------------         ------------         ------------
Income from operations                                    57,875               49,699               29,974               13,483

Interest income (expense), net                            (8,044)                 359               (1,960)                (479)
Minority interest in consolidated subsidiary              (2,044)              (1,273)                (571)                (307)
                                                    ------------         ------------         ------------         ------------
Net income before income taxes                            47,787               48,785               27,443               12,697
Provision for income taxes                                18,252               19,025               10,204                5,019
                                                    ------------         ------------         ------------         ------------

Net income                                          $     29,535         $     29,760         $     17,239         $      7,678
                                                    ============         ============         ============         ============

Earnings per share:
    Basic                                           $       0.62         $       0.75         $       0.36         $       0.19
    Diluted                                         $       0.61         $       0.73         $       0.36         $       0.18

Weighted average shares outstanding:
    Basic                                             47,509,682           39,547,712           47,780,753           40,850,471
    Diluted                                           48,442,723           40,919,625           48,304,903           42,299,919


(1) The company recorded a charge of $58.5 million in the March 2003 quarter to increase the allowance for doubtful accounts related to the accounts receivable of the SPS division.

THE FOLLOWING TABLE SUMMARIZES THE IMPACT OF THE CHARGE ON NET INCOME AND DILUTED EARNINGS PER SHARE COMPUTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP).

                                                                        (UNAUDITED)                         (UNAUDITED)
                                                                        YEAR ENDED                       THREE MONTHS ENDED
                                                                         JUNE 30,                              JUNE 30,
                                                                   2003              2002               2003             2002
                                                                 ---------         ---------         ---------         ---------
Net income computed in accordance with GAAP                      $  29,535         $  29,760         $  17,239         $   7,678
Add back SPS receivable charge, net of income tax benefit           35,700                --                --                --
                                                                 ---------         ---------         ---------         ---------
  Adjusted net income                                            $  65,235         $  29,760         $  17,239         $   7,678
                                                                 =========         =========         =========         =========

Diluted earnings per share (GAAP)                                $    0.61         $    0.73         $    0.36         $    0.18
Add back SPS receivable charge, net of income tax benefit             0.74                --                --                --
                                                                 ---------         ---------         ---------         ---------
  Adjusted diluted earnings per share                            $    1.35         $    0.73         $    0.36         $    0.18
                                                                 =========         =========         =========         =========


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                (UNAUDITED)
                                                  JUNE 30,         JUNE 30,
                                                    2003            2002
                                                -----------       --------
Cash & cash equivalents                           $ 48,006        $ 42,913
Accounts receivable, net                           301,764         335,253
Other current assets                               145,894         155,043
Fixed assets, net                                   31,681          23,796
Other assets                                       381,220         367,824
                                                  --------        --------
Total assets                                      $908,565        $924,829
                                                  ========        ========

Current liabilities                               $199,790        $223,429
Long-term debt                                     178,437         224,688
Other liabilities                                   17,630           5,658
Stockholders' equity                               512,708         471,054
                                                  --------        --------
Total liabilities and stockholders' equity        $908,565        $924,829
                                                  ========        ========



                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)

                                                                   (UNAUDITED)                     (UNAUDITED)
                                                                   YEAR ENDED                   THREE MONTHS ENDED
                                                                    JUNE 30,                          JUNE 30,
                                                             2003             2002              2003             2002
                                                           --------         ---------         --------         ---------
Net cash provided by operating activities                  $ 72,340         $  34,104         $ 23,690         $  30,633
Net cash (used in) investing activities                     (39,745)         (265,957)          (4,612)         (213,219)
Net cash provided by (used in) financing activities         (27,502)          220,246           (3,134)          224,396
                                                           --------         ---------         --------         ---------
Increase (decrease) in cash and cash equivalents           $  5,093         $ (11,607)        $ 15,944         $  41,810
                                                           ========         =========         ========         =========